Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the common stock of IMH Financial Corporation, and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13D.

Date: April 21, 2017

JPMorgan Chase & Co.

By:	/s/ Michael T. Lees
	Name:	Michael T. Lees
	Title:	Executive Director

JPMorgan Chase Funding Inc.

By:	/s/ Chad Parson
	Name:	Chad Parson
	Title:	Managing Director